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                                                                    EXHIBIT 99.3

                          OWNERSHIP OF LII COMMON STOCK

      The following table contains information regarding the beneficial ownership of LII common stock as of September 3, 2004 by the following individuals:

      * each person known by LII to own more than 5% of the outstanding shares of LII common stock;

      *     each of LII's Directors;

      *     each named executive officer of LII; and

      *     all executive officers and Directors of LII as a group.

      All persons listed have an address in care of LII's principal executive offices which are located at 2140 Lake Park Boulevard, Richardson, Texas 75080.

      The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of LII common stock subject to options held by that person that were exercisable on September 3, 2004 or would be exercisable within 60 days following September 3, 2004 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each Stockholder has sole voting and investment power over the shares listed as beneficially owned by such Stockholder, subject to community property laws where applicable. Percentage of ownership is based on 60,164,165 shares of common stock outstanding as of September 3, 2004.

                                                           SHARES BENEFICIALLY OWNED
                                                           -------------------------
                   BENEFICIAL OWNER                           NUMBER      PERCENTAGE
------------------------------------------------------     ------------   ----------
John W. Norris, Jr.(1)(2).............................        4,706,117      7.73
Robert E. Schjerven(2)................................        1,297,499      2.13
Linda G. Alvarado(2)(3)...............................          176,431         *
Harry J. Ashenhurst, Ph.D.(2).........................          501,318         *
Steven R. Booth(2)(4).................................        2,885,202      4.79
Thomas W. Booth(2)(5).................................        2,953,644      4.91
Scott J. Boxer(2).....................................          464,624         *
David V. Brown(2).....................................        1,466,233      2.43
James J. Byrne(2).....................................          137,154         *
Janet K. Cooper(2)....................................           54,443         *
Carl E. Edwards, Jr.(2)...............................          369,495         *
C. L. (Jerry) Henry(2)................................           37,236         *
John E. Major(2)......................................          194,931         *
Robert J. McDonough(2)................................          391,458         *
John W. Norris III(2)(6)..............................        2,985,738      4.96
Walden W. O'Dell......................................              781         *
Terry D. Stinson(2)...................................           58,746         *
Richard L. Thompson(2)................................          157,952         *
All executive officers and Directors as a group
  (23 persons)(2).....................................       14,735,612     23.23
David H. Anderson(2)..................................        3,290,784      5.46
Barclays Global Investors NA/CA/(7)...................        4,483,377      7.45

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      *     Less than 1%

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(1)   Includes: (a) 321,750 shares held by the Robert W. Norris Trust A, 321,750 shares held by the John W. Norris, Jr. Trust A., and 663,135 shares held by the Megan E. Norris Trust A., each of which Mr. Norris is a co-trustee; and (b) 2,658,661 shares held by the Norris Family Limited Partnership, of which Mr. Norris is General Partner.

(2) Includes the following shares subject to options: Mr. Norris, Jr. - 740,821; Mr. Schjerven - 666,545; Ms. Alvarado - 167,065; Dr. Ashenhurst - 252,823; Mr. S. Booth - 11,727; Mr. T. Booth - 38,205; Mr. Boxer -
      206,691; Mr. Brown - 167,065; Mr. Byrne - 67,784; Ms. Cooper - 40,015; Mr.
      Edwards - 102,821; Mr. Henry - 26,858; Mr. Major - 167,065; Mr. McDonough
      - 209,890; Mr. Norris III - 11,727; Mr. Stinson - 40,015; Mr. Thompson - 82,915; all executive officers and Directors as a group - 3,275,542; and Mr. Anderson - 152,065.

(3)   Includes 8,174 shares held by Cimarron Holdings, LLC.

(4) Includes (a) 1,995,206 shares held by trusts for the benefit of Mr. Richard W. Booth, 642,741 shares held by the Steven R. Booth Trust, and 136,502 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. S. Booth is a co-trustee, and (b) 83,446 shares held by Mr. S. Booth's children.

(5) Includes: (a) 1,995,206 shares held by trusts for the benefit of Mr. Richard W. Booth, 40,062 shares held by the Thomas W. Booth Trust, and 136,502 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. T. Booth is a co-trustee, and (b) 76,051 shares held by Mr. T. Booth's children.

(6) Includes (a) 4,987 shares held by the W.H. Norris Trust, 4,987 shares held by the B.W. Norris Trust, and 4,063 shares held by the L.C. Norris Trust, each of which Mr. Norris is a trustee; (b) 2,658,661 shares held by the Norris Family Limited Partnership, of which Mr. Norris is a 1% beneficiary; and (c) 31,768 shares held by Mr. Norris' minor children.

(7)   Includes: (a) 3,583,666 shares held by Barclays Global Investors, NA; and
      (b) 899,711 shares held by Barclays Global Fund Advisors.